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                                                                     EXHIBIT 11


                          VIRAGEN, INC. AND SUBSIDIARY

                     COMPUTATION OF LOSS PER COMMON SHARE

                                  (UNAUDITED)



                                  Three Months Ended          Nine Months Ended
                                       March 31,                  March 31,
                                   1995         1994         1995         1994
PRIMARY AND FULLY DILUTED
Weighted average shares
  outstanding                   35,355,532   19,411,576   30,637,957   18,559,724
                                ==========   ==========  ===========   ==========

  Net Loss                      $ (607,276)  $ (158,307) $(1,331,248)  $ (717,178)

Deduct required dividends
 on convertible preferred
 stock                                 863          933        2,588        2,799
                                ----------   ----------  -----------   ----------

Loss attributable to
 common stock                   $ (608,139)  $ (159,240) $(1,333,836)  $ (719,977)
                                ==========   ==========  ===========   ==========

Net loss per common
 share after deduction
 for required dividends
 on convertible preferred
 stock                          $    (0.02)  $    (0.01) $     (0.04)  $    (0.04)
                                ==========   ==========  ===========   ==========